UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

TXU Corp.

(Name of Registrant as Specified In Its Charter)

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TXU Corp. Files Preliminary Proxy Statement
Today, the company filed its preliminary proxy statement with the U.S. Securities and Exchange Commission (SEC). The preliminary proxy statement is a draft of the proxy statement that will be mailed to shareholders later to solicit their votes in connection with the merger and provides detailed information about the Merger Agreement, the proposed merger and the other matters to be considered at the upcoming annual meeting of shareholders, as well as instructions for eligible TXU Corp. shareholders on how they will go about voting their common stock. It also contains the same compensation and background information for the company’s top officers that was included in the 10-K/A filed with the SEC on April 30, as well as additional information required by the merger proxy rules.
The preliminary proxy statement is filed so that it can be reviewed by the SEC. Once that SEC review is complete, a definitive proxy statement that addresses any SEC comments, as well as other changes, will be mailed to shareholders, notifying them of the annual meeting date and other details about the shareholder voting process.
The approval of the Merger Agreement by TXU Corp.’s shareholders is one of the necessary conditions to the completion of the merger. Prior to completion of the merger, TXU Corp. must also secure certain regulatory approvals and meet other terms and conditions more fully described in the proxy statement. Many of these processes are underway.
Through the proxy solicitation process that will begin once the definitive proxy statement is filed, shareholders of record will be encouraged to vote their shares of common stock, regardless of the number of shares they own. Shareholder approval requires the affirmative vote of the holders of two-thirds of the outstanding shares of common stock entitled to vote, with each share having a single vote. Under this formula, the failure to vote is the equivalent of a vote against the approval of the Merger Agreement.
At this time, we expect that the definitive proxy statement will be filed sometime in July.
Questions & Answers ...
1.	What is the purpose of the proxy process?
Among other things, including fulfilling certain regulatory requirements, the proxy statement provides a company’s shareholders with the information and means necessary to vote on certain proposals. This year, TXU Corp. shareholders eligible to vote will be asked to vote on the Merger Agreement that would result in TXU Corp. becoming a subsidiary of Texas Energy Future Holdings Limited Partnership, a company owned by an investor group led by affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and Texas Pacific Group (“TPG”); the election of TXU Corp.’s directors; the selection of Deloitte & Touche as the company’s independent auditor for the year; and two shareholder proposals.

2.	What information is contained in the proxy statement?
Our preliminary proxy statement includes drafts of detailed information and background on the Merger Agreement, the proposed merger and the other matters to be considered at the annual meeting, and instructions for eligible TXU shareholders on how they will be able to vote on the proposed Merger Agreement and the other matters. It also contains the same compensation and background information for the company’s top officers that was included in the 10-K/A filed with the SEC on April 30, as well as additional information required by the merger proxy rules. Because of the nature of the items being considered at the shareholder meeting, TXU Corp. is required to file a preliminary (or draft) proxy statement with the SEC to give the SEC an opportunity to review and comment upon the filing.
3.	Who will be eligible to vote?
The holders of record of shares of common stock as of the record date, which has not yet been set, will be entitled to receive notice of and to vote at the annual meeting. The record date will be set at some point between the filing of the preliminary proxy statement and the definitive proxy statement, and likely after the review of the preliminary proxy statement by the SEC. Only shareholders entitled to vote at the annual meeting, their proxy holders, and guests of TXU Corp. may attend the meeting. Holders that own shares of common stock that are registered in someone else’s name (for example, a broker) need to direct that person to vote those shares of common stock or obtain an authorization from them allowing the holder to vote the shares of common stock at the annual meeting in person or by proxy.

4.	How do I vote my Thrift Plan shares?
Thrift Plan participants will receive a voting instruction card by which they may direct the Trustee how to vote their shares. Shares of those Thrift Plan participants who do not instruct the Trustee will be voted based on the recommendations of the Thrift Committee.
5.	Does the filing of the preliminary proxy statement with the SEC mean the proposed merger transaction will be finalized?
No. There are still a number of conditions that must be met before the proposed transaction can be finalized. Securing the approval of the Merger Agreement by TXU Corp.’s shareholders is just one of the necessary conditions of the merger. As noted, prior to the completion of the merger, TXU Corp. must also secure certain regulatory approvals and meet other terms and conditions more fully described in the proxy statement. Many of these processes are underway. We reported in our quarterly report in May that we expect to finalize the merger in the fourth quarter.

6.	What is the timeline and process for completion of the merger transaction?
Now that the preliminary proxy statement has been filed, it will be reviewed by the SEC. After SEC review, the company will file and send to shareholders a definitive proxy statement. At this point, we expect that the definitive proxy statement will be filed in July. That document will notify shareholders of the annual meeting date and other details about the shareholder voting process.

In addition, there are other conditions that must be met before the proposed transaction can be finalized. Those include securing certain regulatory approvals, as well as meeting other terms and conditions that are more fully described in the proxy statement. As we reported in our quarterly report in May, we expect to have the approvals by the fourth quarter.

Processes for required regulatory approvals are underway at the Nuclear Regulatory Commission (NRC), the Federal Energy Regulatory Commission (FERC) and the U.S. Department of Justice. On April 19, TXU Power and Texas Energy Future Holdings filed with the NRC an application for indirect transfer of its operating licenses related to its Comanche Peak operations. On May 4, Oncor, TXU Portfolio Management and Texas Energy Future Holdings filed an application for indirect transfer of control of certain FERC jurisdictional assets. The company has yet to file with the Justice Department under the Hart-Scott-Rodino Act but expects to do so by the end of June.

Separately, although not conditions of the Merger Agreement itself, on April 25 Oncor and Texas Energy Future Holdings filed with the PUCT an application under Section 14.101 of PURA requesting that the Commission make a determination that the transaction, as it related to Oncor, is in the public interest. Also, the company made the relevant Federal Communications Commission (FCC) filings on June 1 and has received the necessary FCC approvals.

7.	What does the preliminary proxy statement state regarding issues such as employee compensation and benefits, price reductions and other business changes, and the company’s environmental commitments?
It does not address all of those issues. However, the company and Texas Energy Future Holdings have previously and separately addressed those topics. For example:
•	TXU’s current base salaries and annual bonus opportunities, as well as the structure of current health benefit and retirement programs (including the existing defined benefit pension plan and the 401(k) plan) will not change as a result of the transaction;

•	TXU Energy has announced retail electricity price reductions of as much as 15% if the merger transaction closes, and other consumer-friendly commitments for residential at-risk, low-income and senior citizen customers; and

•	TXU has agreed to install mercury emissions controls at its existing coal-fueled generation units, and TXU and TEF agreed in the Merger Agreement to suspend the permitting process for 8 previously planned new coal-fueled generation units.
8.	What are the two shareholder proposals about?
The two shareholder proposals are to consider the adoption of quantitative goals for emissions at its existing and proposed plants, and to provide a report on TXU Corp.’s political contributions and expenditures. In addition to the fact that if the Merger is approved and completed, TXU Corp. will no longer have publicly traded common stock and therefore the proposals may become moot, the Board of Directors is expected to recommend in the final proxy that shareholders vote against each of these proposals for the reasons summarized below:
a)	Shareholder proposal requesting TXU to adopt quantitative goals for emissions: As stated in the preliminary proxy statement, TXU Corp. has a long history of balancing responsibility for providing electricity with stewardship for the air, land and water. TXU Corp. has already effectively implemented and gone beyond the first request, regarding goals for mercury emissions. The second request, regarding reduction of carbon dioxide (CO2) emissions to below 2004 levels, is unachievable without shutting down or curtailing production from existing plants and refraining from building any of the three proposed new generating units that are still in TXU’s plans. Furthermore, TXU Corp. is currently addressing the concerns raised in this resolution and the establishment of moot or unachievable goals would not be in the best interest of our shareholders. Moreover, with respect to mercury emissions, TXU Corp. has already committed to installing the best available control technology on its existing and proposed plants.

b)	Shareholder proposal requesting TXU Corp. to report its political contributions and expenditures: As stated in the preliminary proxy statement, the Board of Directors believes that the adoption of this proposal is unnecessary since TXU Corp. does not use corporate funds for any political contributions or expenditures, other than minor administrative expenses of the employee political action committees (PACs) affiliated with TXU Corp., and it does not direct its payments to trade associations to be used for political purposes.

Federal law and the laws of many states, including the laws of Texas, prohibit corporations from using corporate funds for candidate contributions and restrict corporations from making certain other political contributions or political expenditures. TXU Corp. complies fully with all federal, state and local laws and regulations governing corporate political contributions.
Additional Information and Where to Find It
In connection with the proposed merger of TXU Corp. (the “Company”) with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership (the “Merger”), the Company will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Corporate Secretary, TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http:www.txucorp.com.
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the preliminary proxy statement for the Company’s 2007 Annual Meeting of Shareholders, which was filed with the SEC on June 14, 2007. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the preliminary proxy statement filed with the SEC and other relevant documents regarding the Merger.